Exhibit 10.33

Redacted Version

MASTER SEMICONDUCTOR FOUNDRY AND TECHNOLOGY TRANSFER AGREEMENT

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

MASTER SEMICONDUCTOR FOUNDRY AND TECHNOLOGY TRANSFER AGREEMENT

THIS MASTER SEMICONDUCTOR FOUNDRY AND TECHNOLOGY TRANSFER AGREEMENT (this” Agreement”) dated and effective as of August 10, 2005 (the “Effective Date”) is by and between Spansion LLC, a Delaware Limited Liability Company having a principal place of business at 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California, USA 94088-3453 (“Company”) and Taiwan Semiconductor Manufacturing Company, Ltd., a company duly incorporated under the laws of Taiwan, Republic of China, having its principal place of business at No. 8 Li-Hsin Road 6, Science-Based Industrial Park, Hsin-Chu, Taiwan, R.O.C., (“TSMC”) and its wholly owned subsidiary, TSMC North America, a company duly incorporated under the laws of the State of California, having its principal place of business at 2585 Junction Avenue, San Jose, California 95134 (“TSMC NA”). TSMC and TSMC NA, collectively, may be referred to herein as “Foundry”. Company, TSMC NA and TSMC are each, individually a “Party” and collectively the “Parties”.

WITNESSETH:

WHEREAS, Company has designed and developed certain semiconductor products which it sells to the commercial market and wishes to contract with a third party for the manufacture of its products;

WHEREAS, Company has developed certain process technology associated with such semiconductor products, and desires to transfer such technology to such third party solely for the purpose of manufacturing products for Company;

WHEREAS, TSMC has the capacity and skill to manufacture high quality semiconductor products in volume;

WHEREAS, TSMC NA is the exclusive distributor in North America for products manufactured by TSMC;

WHEREAS, Company and Foundry desire to establish a strategic supplier relationship where Foundry will utilize its capacity to manufacture certain semiconductor products for Company;

WHEREAS, the Parties now wish to establish the terms and conditions for the transfer of manufacturing technology from Company to TSMC, the fabrication of semiconductor products by TSMC and provision of related services, and the purchase of the same by Company from TSMC NA; and

WHEREAS, the Parties intend that this Agreement be a master contract for the fabrication by TSMC and transfer of any necessary technology to TSMC for such fabrication, and supply of various semiconductor products by TSMC NA as are described in sequentially identified Product Supplements that may be attached to this Agreement from time to time, that are mutually agreed upon in writing by the Parties.

NOW, THEREFORE, Company and Foundry agree to enter this Agreement to accomplish the foregoing premises in accordance with the following terms and conditions:

AGREEMENT:

1. DEFINITIONS

1.1 “Company Technology” has the meaning set forth in Section 11.1 (entitled — Technology Owned by Company).

1.2 “Company Support Plan” has the meaning set forth in Section 8.2 (entitled — Capacity Commitment).

1.3 “Confidential Information” means any information obtained by one Party from the other in connection with this Agreement which is in written, graphic, machine readable or other tangible form and is marked “Confidential”, “Proprietary” or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one Party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and either has previously been provided in an appropriately marked writing or is reduced to a written summary by the disclosing Party, within thirty (30) days after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving Party. Such Confidential Information includes, but is not limited to, Technical Information transferred hereunder, and all copies and derivatives thereof, and information received as a consequence of rendering or receiving technical assistance, owned or controlled by either Party, which relates to its past, present or future activities with respect to the subject matter of this Agreement, provided that if such Confidential Information is disclosed by one of the Parties to the other Party in written and/or graphic or model form, or in the form of a computer program or data base, or any derivation thereof, the disclosing Party must designate it as confidential, in writing, by an appropriate legend, together with the name of the Party so disclosing it, such as Company Confidential Proprietary or Foundry Confidential Proprietary Information.

1.4 “Company Product” means a proprietary integrated circuit product of Company set forth on a Product Supplement (including all Technology embodied in and related to the functionality of such device except as may be called out in a Product Supplement) that conforms to the applicable Product Specification and the logic design or architecture provided to Foundry by Company hereunder, including all updates thereto.

1.5 “Company Process” means the proprietary wafer manufacturing process of Company set forth on a Process Supplement (i.e., the process for converting a raw Wafer into a finished Wafer, including Wafer preparation and Wafer processing), but not including: (a) Technology related to the circuitry contained within, or the functionality of, the Company Product so produced on the Die by such manufacturing and process technology, such as, by way of example only, the layout design or architecture of the circuitry of the memory device or circuitry and (b) TSMC process Technology.

1.6 “Contract Wafers” means Wafers manufactured by TSMC for Company, including qualification Wafers, test Wafers, risk start Wafers, and yielded (fully-sorted – circuit probe yield) undiced Wafers, the individual Die which are Company Products and which are manufactured using the applicable Company Process.

1.7 “Copyrights” means: (a) any rights in original works of authorship fixed in any tangible medium of expression as set forth in the United States Copyright Act, 17 U.S.C. § 101 et. seq.; (b) all registrations and applications to register the foregoing anywhere in the world; (c) all foreign counterparts and analogous rights anywhere in the world; and (d) all rights in and to any of the foregoing.

1.8 “Die” means an individual integrated circuit or components which when completed create an integrated circuit.

1.9 “Facilities” means the Foundry’s physical manufacturing facility located at ****, and such other facilities as may be qualified by Company (and specifically approved by Company in writing) to produce Contract Wafers for Company.

1.10 “Firmly Forecast Orders” has the meaning set forth in Section 8.1 (entitled — Four Quarter Forecasts).

1.11 “Foundry Services” has the meaning set forth in Section 2.1 (entitled — Foundry Services).

1.12 “Four Quarter Forecast” has the meaning set forth in Section 8.1 (entitled — Four Quarter Forecasts).

1.13 “Gross Die per Wafer” (“GDW”) means the total quantity of Die candidates on each Wafer, whether or not the Die is operational when the Wafer has completed the manufacturing process.

1.14 “Improvements” means with respect to any Technology, all discoveries, innovations, improvements, enhancements, derivative works, or modifications of or to such Technology.

1.15 “Intellectual Property Rights” means any and all: (a) Copyrights, mask work rights, trademarks, and Patents; (b) rights relating to innovations, know-how, trade secrets, and confidential, technical, and non-technical information; (c) moral rights, author’s rights, and rights of publicity; and (d) other industrial, proprietary and intellectual property related rights anywhere in the world, and all applications for, renewals and extensions of the foregoing now or hereafter filed, regardless of whether or not such rights have been registered with the appropriate authorities in such jurisdictions in accordance with the relevant legislation.

1.16 “Jointly Developed Technology” means Technology that is written, created, or otherwise made or acquired not solely by one or more employees of one Party but is created jointly by employees or contractors of Company together with employees or contractors of Foundry during and in the course of the transactions contemplated by this Agreement provided that: (a) with respect to copyrightable material, each contributing Party prepared the work with

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

the intention that their contributions be merged into inseparable or interdependent parts of a unitary whole; (b) with respect to inventions subject to patent protection, each contributing Party made some original contribution to the inventive thought and to the final solution; and (c) with respect to matter subject to trade secret protection, each contributing Party made substantial contributions to such matter.

1.17 “Lot” means a group of Contract Wafers which are processed simultaneously. Each Lot will be assigned a specific alpha/numeric identification that distinguishes it from any other group that contains the same type of Die so that each Lot can be separately identified.

1.18 “Minimum Yield” means, with respect to a particular Contract Wafer, the minimum acceptable Yield for such Wafer as set forth in the corresponding Product Supplement.

1.19 “Net Die per Wafer” (“NDW”) means the total quantity of Die on a Contract Wafer that pass the Probe Program applicable to that Contract Wafer.

1.20 “Operating Profit” means an amount equal to Company’s gross revenue per Contract Wafer less: (a) the applicable Base Wafer Price plus the associated ATMP costs; and (b) 25% of Company’s gross revenue per Wafer. For purposes of the foregoing, the “ATMP” costs shall include costs incurred by Company for assembly, test, mark and package of its final goods and other manufacturing costs associated with such goods.

1.21 “Patents” means: (a) patents and patent applications, worldwide, including all divisions, continuations, continuing prosecution applications, continuations in part, reissues, renewals, reexaminations, and extensions thereof and any counterparts worldwide claiming priority therefrom; utility models, design patents, patents of importation/confirmation, and certificates of invention and like statutory rights; and (b) all rights in and to any of the foregoing.

1.22 “Probe Program” means the specific set of electrical and mechanical tests provided by Company or mutually agreed upon by TSMC and Company and set forth in a Product Supplement which test the electrical operational characteristics for each Die on a Contract Wafer.

1.23 “Process Project Schedule” has the meaning set forth in Section 3.1(b) (entitled – Phase-In Projects).

1.24 “Process Specifications” mean the technical specifications provided by Company for the Company Process as further described and delivered as set forth in the applicable Process Supplement.

1.25 “Process Supplement” means a written exhibit to this Agreement duly executed by the Parties that sets for the particular terms and conditions pursuant to which a specific Company Process will be implemented at the Facilities and which exhibit is sequentially identified (i.e., as Exhibit A1, Exhibit A2) for each such Company Process and, as applicable, sets forth or includes as an attachment: (a) a description of the particular Company Process to be implemented and the specifications therefor; (b) the particular Facilities at which the

Company Process is to be implemented; (c) the implementation schedule and/or implementation milestones; (d) any Foundry Services not otherwise set forth herein to be provided; (f) the Technology to be provided by the Parties; and (g) any fees, reimbursements or cost allocations in connection with such implementation other than as set forth herein. In addition, each Process Supplement shall include as an attachment one or more Process Project Schedules containing the information described in Section 3.1(b) (entitled – Phase-In Project).

1.26 “Product Specifications” mean the technical specifications provided by Company for the Company Product as further described and delivered as set forth in the applicable Product Supplement.

1.27 “Product Supplement” means an written exhibit to this Agreement duly executed by the Parties that sets forth particular terms and conditions pursuant to which specific Contract Wafers will be provided pursuant to this Agreement and which exhibit is sequentially identified (i.e., as Exhibit B1, Exhibit B2) for each such Contract Wafer and, as applicable, sets forth or includes as an attachment: (a) a description of the particular Company Product to be manufactured on the Contract Wafers to be provided and the specifications therefor; (b) the applicable Company Process to be used; (c) the Foundry Services to be provided not otherwise set forth in Section 2.1 (entitled – Foundry Services); (d) the applicable Probe Program (or process for determining such program); (e) implementation schedule; (f) any foundry qualification plan, qualification acceptance criteria and foundry loading plan; (f) the applicable Target Yield and Minimum Yield; (g) any Technical Information and/or Technology to be provided by the Parties; (h) the pricing for the Contract Wafers; and (i) whether Foundry will be Company’s sole source foundry for the applicable Contract Wafers as contemplated in Section 2.5 (entitled – Sole Source Foundry).

1.28 “Project Manager” has the meaning set forth in Section 3.2 (entitled — Transfer Project Managers).

1.29 “Purchase Order” has the meaning set forth in Section 9.1 (entitled — Order Placement).

1.30 “Scrap” means any Wafer or Die, in any stage of completion, without regard to its ability to function, that is not in conformance with the requirements of this Agreement for Contract Wafers to be sold to Company.

1.31 “Target Yield” means, with respect to a particular Contract Wafer, the Target Yield for such Contract Wafer as set forth in the applicable Product Supplement. Notwithstanding the foregoing, the Target Yield is subject to post qualification confirmation and adjustment pursuant to Section 4.4 (entitled — “Baseline Establishment and Loading”).

1.32 “Technical Information” means the technical information and materials to be provided with respect to a Company Product as set forth in the applicable Product Supplement.

1.33 “Technology” means any and all technical information, specifications, drawings, records, documentation, works of authorship or other creative works, ideas, algorithms, models, databases, ciphers/keys, systems architecture, network protocols, research, development, and manufacturing information, software (including object code and source code), application programming interfaces (APIs), innovations, mask works, logic designs, circuit designs, technical data, processes and methods.

1.34 “Term” has the meaning set forth in Section 16.1 (entitled — Term of Agreement).

1.35 “Transfer Team” has the meaning set forth in Section 3.1 (entitled — Process Phase-In).

1.36 “Transfer Resources” has the meaning set forth in Section 3.1 (entitled — Process Phase-In).

1.37 “TSMC Technology” has the meaning set forth in Section 11.2 (entitled – Technology Owned by TSMC).

1.38 “Verification Test Program” has the meaning set forth in Section 5.3(a).

1.39 “Wafer” means the direct material substrate (raw material) which as a result of the semiconductor fabrication process is incrementally transformed to consist of several operational integrated circuit products in unpackaged form.

1.40 “Wafer Standards” has the meaning set forth in Section 10.1 (entitled – Product Warranty).

1.41 “Yield” means the percentage represented by Net Die per Wafer (NDW) divided by Gross Die per Wafer (GDW).

2. FOUNDRY SERVICES

2.1 Foundry Services. For the Term of this Agreement, TSMC shall manufacture and TSMC NA sell and deliver to Company Contract Wafers and Company Product and at Company’s request TSMC shall perform mask-making (and photolithography optimization). In addition, TSMC shall perform wafer probe testing and other associated manufacturing tasks including performing failure analysis, process engineering, and pre-production testing, qualification and optimization activities described below. Subject to section 9.4, Foundry shall transport **** to **** and obtain and maintain **** for Contract Wafers. TSMC shall also work with Company to successfully conclude the technology transfer of necessary manufacturing technology, and other activities agreed upon by the Parties in writing and set forth in any Process Supplement or Product Supplement. Collectively, these tasks to be performed by TSMC and TSMC NA are the “Foundry Services.” Foundry agrees to perform the Foundry Services in accordance with the terms and conditions of this Agreement. Company will be responsible for product design; for assembly, final test, marking and packaging; and for distribution and sales and may perform or arrange for mask-making.

2.2 Outsourcing/Delegation. Foundry may engage affiliates or third parties to perform certain ancillary Foundry Services (such as mask-making, wafer probe testing, Wafer transport, product engineering and support), provided, however, that Foundry shall: (a) actively oversee and monitor the provision of such Foundry Services; (b) remain primarily liable to

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

Company for such affiliates (including without limitation TSMC NA) or third parties (including for any breach of this Agreement by such third parties); (c) Foundry agrees to indemnify and hold Company harmless from any failure on the part of any Foundry’s affiliates or such third parties to comply with the terms and conditions of this Agreement; and (d) not engage any affiliate or third party to provide a Foundry Service in which such third party would receive or have access to any Company Confidential Information (or matter from which such information could be derived) unless (i) Company has approved such affiliate or third party in writing, and (ii) such affiliate or third party has agreed in writing to confidentiality obligations with respect to such Confidential Information which are at least as protective as those set forth herein. For the avoidance of doubt, TSMC shall not outsource or delegate to any affiliate or third party the manufacture of Contract Wafers nor shall this section otherwise limit TSMC’s obligation to manufacture Contract Wafer’s solely at the Facilities.

2.3 Site Restriction. All manufacturing of Contract Wafers will take place at the Facilities. If TSMC desires to manufacture Contract Wafers at another facility or transfer any Company Technology or Company Technical Information to another TSMC facility, it will give Company at least one hundred and eighty (180) days prior notice of the relocation to the new facility and the parties will mutually agree to a reasonable transition plan to avoid adverse impact on Company’s revenue stream. If Company notifies TSMC within ninety (90) days of its reasonable objection to the new location, TSMC will not transfer the manufacture of such materials to the new facility. If a transfer occurs, all transferred Contract Wafers and manufacturing processes will be requalified to the extent necessary. Company realizes that for reasons of higher volumes; lower defect density, newer equipment or backup capacity that a transfer to another factory may be in the best interest of both Parties. If the transfer to another facility is made because Company’s demand for Contract Wafers exceeds the manufacturing capacity initially established by the Parties or as a result of other Company requirements, the Parties shall mutually agree upon the allocation of additional costs caused by such transfer. If the transfer to another facility occurs solely for TSMC’s convenience or for other causes not directly related to Company interests, TSMC shall bear the costs of the transfer. Company will use reasonable efforts to rationalize the details relating to foundry transfers for both Parties benefit.

2.4 Future Technology Nodes. This Agreement contemplates that production of the Contract Wafers will initially use Company’s 110nm Company Process under Process Supplement Number 1. The Parties anticipate that, if they successfully commence production volumes of such Contract Wafers, they will extend their foundry business relationship to smaller feature sized (90nm, 65nm, other nodes) products under subsequent Process Supplements. In that regard, promptly following the Effective Date, the Parties shall discuss the terms and conditions appropriate to implementing Company’s process technology at the 90nm technology node. Such arrangements shall be implemented as a Process Supplement to this Agreement, provided, however, that for each technology node the Parties shall separately establish a pricing formula or matrix that shall be the basis on which the pricing for all products for such node shall be substantially derived (e.g., for a particular node the Parties may develop a pricing matrix based on masks layers, metal layers, process steps or other variables as the Parties so agree).

2.5 Sole Source Foundry. During the Term, Company may in its sole discretion designate TSMC (in the applicable Product Supplement or otherwise) as Company’s sole third party foundry for the supply of specified Contract Wafers to be provided under this Agreement. Such designation may be revoked at any time by Company upon written notice to TSMC. For so long as TSMC is Company’s sole source for any Contract Wafers, Foundry shall accord Company with such pricing, priority treatment and other benefits as it provides its other sole source customers with respect to such Contract Wafers. Notwithstanding the foregoing, even if Company has designated Foundry as its sole source for any Contract Wafers, Company shall have the right to engage an alternative third party foundry for the product of such Wafers in the event that: Foundry does not meet (or indicates that it will be unable to meet) Company’s capacity requirements for such Contract Wafers (as further described below) or otherwise is in breach of its supply obligations hereunder. For clarity, the foregoing shall not be construed to preclude Company from at any time manufacturing any Contract Wafers through its own foundry facilities (or those of its Affiliates).

2.6 Execution of Supplements. From time to time during the Term of this Agreement, the Parties may execute one or more Process Supplements or Product Supplements as further described below. Each such Process Supplement or Product Supplement shall be subject to the terms and conditions set forth in this Agreement as if fully set forth therein, unless and to the extent the Parties expressly agree otherwise in writing. No Process Supplement or Product Supplement shall be binding upon either Party unless and until executed by the duly authorized representatives of each of the Parties. For avoidance of doubt, in the event of a conflict between the terms of this Agreement and any Process Supplement or Product Supplement, the terms of the supplement shall control.

3. TECHNOLOGY TRANSFER AND ASSISTANCE

3.1 Process Phase-In. Company desires to have TSMC manufacture the Contract Wafers using certain process Technology employed in Company’s own wafer foundry facilities and that meets Company’s specifications at the Facilities. To this end, the Parties shall execute from time to time during the term individual Process Supplements for each Company Process (e.g., for a particular process node) to be implemented at the Facilities. In connection therewith, the Parties shall undertake the following technology transfer activities to phase in the implementation of such Company Process Technology.

(a) Process Specifications – With respect to each Process Supplement, Company shall deliver the technical specifications listed and described in the Process Supplement in accordance with the time schedule provided in such Process Supplement. Without limiting the foregoing, both Company and Foundry will contribute necessary technical resources and manpower for successfully establishing the Company Process at TSMC within the schedule set forth in such Process Supplement. The Parties agree to use commercially reasonable efforts to achieve the milestones or execute statements of work that may be identified in Process Supplements or as otherwise mutually agreed. Should there be any delay or delinquency, the Parties agree to negotiate, in good faith, for a commercially reasonable solution.

(b) Phase-In Projects – The Parties agree to implement each Company Process at the applicable Facilities in accordance with the program schedule set forth in the corresponding Process Supplement. With respect to each Process Supplement, the Parties contemplate that each of several project schedules to such Process Supplement will document each new phase in process Technology transfer project, and be executed pursuant to this Agreement (each a “Process Project Schedule”). Each Process Project Schedule shall at a minimum include or identify: (i) a description of the Company Technology and the Foundry Technology to be transferred, (ii) a brief description and definition of the transfer project; (iii) the Parties respective Project Managers (defined below); (iv) the identify, number and/or qualifications of the Parties respective personnel to be assigned to the project (the “Transfer Team”); (v) a detailed statement of the resources to be contributed by each Party for such project (the “Transfer Resources”); (vi) a detailed technical specification and corresponding process qualification, acceptance and testing procedure; (vii) a reasonably detailed description of the work to be performed under the project, either in the Process Project Schedule or a separate statement of work, setting forth all applicable due dates, project deliverables, acceptance tests and a list of progress payments, if any, as well as the Parties respective tasks, contributions and responsibilities; and (viii) all other fees and reimbursable expenses, if any.

(c) Phase-In Project Delays – Each Party shall promptly provide the other with notice as soon as possible after it has reason to believe it will be unable to timely deliver any required deliverable together with the reason for such delay and the date on which such Party reasonably expects to deliver any such required deliverable. The due date for any deliverable, delivery of which was delayed on account of failure of the other Party to complete any of its prerequisite obligations in a timely fashion, shall be extended by one (1) day for each day of delay by the other Party. As appropriate, the Parties agree to negotiate in good faith remedial action that may be required due to a delay. The Parties agree that this Section shall not be construed to relieve a Party of its obligation to exert reasonable efforts to continue in the performance of its responsibilities notwithstanding any delay by the other Party.

(d) Failure to Provide Resources – Notwithstanding the foregoing, in the event that either Party fails to provide the applicable Transfer Team or other Transfer Resources then (a) the aggrieved Party may submit such matter to dispute resolution in accordance with Section 17 (entitled — Dispute Resolution).

3.2 Transfer Project Managers.

(a) Project Manager Designation – Each Party shall identify a principal contact to whom all communications between the Parties with respect to the applicable project shall be directed (each a “Project Manager”) and shall provide the other Party the addresses, e-mail, telephone numbers and fax numbers for such Project Managers. Each Party may replace or substitute its designated Project Manager from time to time upon written notice to the other Party. Each Party shall also provide the other Party from time to time with the names and telephone numbers of additional specific contact persons to communicate specific information or manage specific project matters when such direct contact is preferable.

(b) Project Manager Responsibilities – The Project Managers shall: (i) serve as the primary point of contact between the Parties; (ii) coordinate the Parties’ undertakings and activities in connection with this Agreement, including, without limitation, defining and tracking the statements of work and facilitating project reviews (with a steering committee, if necessary);

(iii) address technical and resource allocation issues arising, and (iv) have first tier responsibility for resolving disputes arising under this Agreement and for escalating such disputes, as required in accordance with Section 17 (entitled — Dispute Resolution).

3.3 Contract Wafer Technical Information.

(a) Company will transfer the Technical Information relating to Contract Wafers to Foundry in accordance with the schedule set forth in the applicable Product Supplement. Company will provide a reasonable amount of technical assistance for qualification of such Contract Wafers as specifically outlined in a Product Supplement.

(b) Foundry will use the Technical Information solely for performing Foundry Services relating to the manufacture of Contract Wafers for Company. The Parties will use the procedures set forth in the applicable Process Supplement and Product Supplement to make changes to TSMC’s process technology, implement Company’s process technology at TSMC, or agree upon changes to the Product Specifications as appropriate. After a process for manufacturing Contract Wafers has been qualified by the Parties, all changes to the qualified process will be made consistent with TSMC’s Process Change Procedure, a copy of which will be attached as Attachment 2 to Process Supplement No. 1, as modified by the Engineering Change Notices Summary Table, which will be attached as Attachment 3 to Process Supplement No. 1. The Parties agree to review such Attachments 2 and 3 on a quarterly basis to align Company’s process requirements with TSMC Process Change Procedure. TSMC will not make any modifications to the Technical Information it receives from Company without Company’s pre-approval, unless specifically provided in a Supplement. If TSMC needs to modify the Technical Information for adjusting Foundry’s process, TSMC will obtain the prior approval of Company. A baseline will be established for each relevant process, with revision control, which will serve as the reference for all process changes. Approval methodology will be specified in the Supplement.

3.4 Company Technology Improvements by Foundry. Foundry shall provide Company with prompt written notice with respect to any Technology or Intellectual Property Rights conceived developed or reduced by or on behalf of Foundry that constitutes an Improvement to any Company Technology. TSMC shall not be obligated to notify Company of immaterial Improvements, unless such Improvements, taken together, would constitute a material Improvement. Thereafter, at Company’s request, Foundry shall make available to Company appropriate personnel with suitable knowledge and understanding of such Improvement to describe and explain such Improvement to designated Company personnel and to otherwise provide such Company personnel with sufficient information and materials to enable Company to implement and practice such Improvements.

4. PRE-PRODUCTION – QUALIFICATION AND ACCEPTANCE

4.1 Qualification Process. The Parties shall mutually verify the applicable Company Process as implemented at the designated Facilities for all Contract Wafers, and further agree upon the parametric, electrical, process flow, quality, and reliability specifications, as well as other standards or requirements that may be necessary for manufacturing the Contract Wafers as provided in an addendum to the applicable Product Supplements (the “Quality and Reliability Specifications”). Thereafter, Company and Foundry will in good faith execute the qualification plan for such Contract Wafers as set forth in applicable Product Supplement.

4.2 Qualification Sample Lots. TSMC will produce and transfer to Company the number of qualification sample Lots of the Contract Wafers as set forth in the applicable Product Supplements. Company will evaluate each Lot of qualification samples and will, using the acceptance criteria set forth in the Product Supplements, issue a notice of approval or disapproval of the qualification Lots within ten (10) days of Company’s receipt of Contract Wafers. If Company rejects qualification sample Lot(s), the Parties will jointly cooperate in developing a corrective action plan. Based on such plan, Foundry will manufacture additional Lot(s) of sample qualification Wafers for Company’s evaluation. Company may purchase all qualification Wafers that are subsequently determined to meet the Product Specifications, provided, however, that such Wafers shall not be afforded the warranties provided in section 10.1 because the process used to manufacture them was not qualified. Foundry will not ship production quantities of Lots to Company until Foundry receives written notice of qualification of the Contract Wafers from Company. Foundry shall ship production quantities of particular Contract Wafers per Company’s orders after the applicable Product Specifications are achieved.

4.3 Pre-Production Termination. At any time prior to successful qualification, Company may terminate fabrication of any qualification Wafers by giving Foundry written notice, which shall specify whether such Wafers should be delivered to Company or scrapped. Upon receipt of such notice, TSMC will stop related fabrication at the conclusion of the manufacturing step in process. Following such termination TSMC NA may invoice Company pro-rata based on percentage of completion for such qualification Wafers.

4.4 Baseline Establishment and Loading. After notice of process qualification has been sent by Company to Foundry:

(a) The Company Process baseline process will be further refined by mutual agreement. Foundry will obtain written approval of Company before making any modifications to the baseline manufacturing process, materials, or tooling, subject to the Process Change Procedures set forth in the Supplement.

(b) The Parties shall confirm the Target Yield and Minimum Yield for the Contract Wafers as set forth in the Supplements. If the Parties mutually agree to a modification to the supplement the modification will be memorialized in writing.

(c) The Parties will act in good faith to load the Facilities in accordance with the TSMC loading plan set forth in the applicable Product Supplement.

Compliance with the Target Yield standards is a performance obligation of TSMC under this Agreement. Without limiting the foregoing, Company shall have the right to reject any individual Contract Wafer or its entire Lot which do not meet the Minimum Yield.

5. PRODUCTION QUALITY, RELIABILITY AND CONTROL

5.1 Quality Culture. Company expects Foundry systems to be not only ISO/TS 16949:2002 qualified but also to nurture and drive a quality culture within the factory.

Foundry’s quality systems shall include online Statistical Process Control (SPC) with statistically valid limits. Foundry will establish a culture which responds to established limits, and will stop the manufacturing line if these limits are found out of tolerance. Foundry will drive excellence in quality with continuous improvement methods.

5.2 Specification Testing and Compliance. TSMC will produce Contract Wafers for Company that meet the Product Specifications and any other quality requirements defined in the Product Supplement. In that regard:

(a) Foundry shall conduct Wafer sorting according to testing procedures and using test equipment mutually agreed by the Parties, or as specifically provided in a Product Supplement. Foundry must have sufficient testing capability to handle Contract Wafers sorting requirements, including the provision of engineering analysis of test Wafers sufficient to (i) identify potential product issues at the earliest possible stage and (ii) make necessary adjustments to Contract Wafers or Company Product.

(b) After Wafer completion, Foundry shall conduct testing in accordance with the Product Specifications (“Verification Test Program”), and inspect and confirm that the Contract Wafer are free of defects in materials and workmanship, and conform to the applicable Product Specifications. Foundry shall neither ship nor bill Company for any Contract Wafer that, to Foundry’s knowledge, fails to meet the Minimum Yield and Quality and Reliability Standards unless specifically instructed in writing by Company to do so. Foundry may notify Company of any Contract Wafer that is below the Minimum Yield, and Company may, at its discretion, agree to accept delivery of such Wafer at a mutually agreed upon price. Foundry must notify Company in advance of shipment of those Contract Wafers that do not comply with the foregoing criteria.

(c) If TSMC detects any significant wafer fabrication related defects in any Contract Wafers, TSMC will assist in the failure analysis, and provide a commercially reasonable efforts corrective action plan to correct the failure mechanisms and/or defects. Company may review TSMC’s quality measurement and control systems upon reasonable request.

(d) From time to time Company may desire to update, revise or modify Product Specifications for Contract Wafers. TSMC will use commercially reasonable efforts to implement all revisions, updates, or modifications as soon as practicable, and at a reasonable cost. If such changes impact Contract Wafer Yield, the Parties shall re-set Target Yields using the same procedure as initially used. TSMC will advise Company of any cost and schedule impact, and the date and lot number of implementation of the revision, update or modification.

(e) Results from TSMC testing processes will be accessible and available to Company for review and download to Company records. These records must be available at the conclusion of each test lot and must conform to the summary structure defined by agreement between Foundry and Company.

(f) With respect to each Company Product, the Verification Test Program, control for evaluation release and update must be in place at Foundry as agreed with Company.

5.3 Failure and Defect Reporting. The Parties will notify each other of any detected failure mechanisms and/or defects which are present, or which they suspect might be present, in completed Contract Wafers. The Parties will use reasonable efforts to assist each other to correct such failure mechanisms and/or defects.

5.4 Reliability Records and Data.

Without limitation of any requirements in the Quality and Reliability Standards, Foundry agrees to provide the following information relating to the quality or reliability of the Contract Wafers and the quality systems used to comply with these standards and specifications.

(a) TSMC will maintain Lot history records for a period of five (5) years. At the conclusion of the five year period TSMC will transfer Lot history records to Company. All Lot history records are the property of TSMC but will be considered Confidential Information of both Company and TSMC. Company will have access to all Lot history records concerning all Company Contract Wafers at any reasonable time.

(b) TSMC agrees to provide reliability data which demonstrates the ability of the processes used for all Contract Wafers to meet Company’s reliability criteria. Any exceptions to these criteria will be reviewed on a product-by-product basis. Company shall have the right to use reliability data concerning Contract Wafers for the purposes of preparing sales and promotional information concerning Contract Wafers for Company’s customers, provided however that such reliability data will be transmitted subject to a non-disclosure agreement having terms and conditions no less restrictive than those in the non-disclosure agreement between the Parties. Foundry’s reliability testing methods and conditions shall be subject to the review of Company, and may be changed upon mutual agreement based on Company’s request.

(c) Subject to the conditions set out in section 6.1 below, and Foundry’s reasonable security and confidentiality requirements, Company may conduct an on-site inspection and audit of the process and manufacturing records relevant to Contract Wafers upon reasonable advance notice of at least three (3) weeks to Foundry. The audits will occur no more often than annually, unless there is specific cause for an inspection or audit.

(d) Foundry agrees to maintain sufficient documentation regarding all Contract Wafers sold to Company for five (5) years after shipment. All Contract Wafers shall be traceable to an assigned wafer lot number. Lot traceability for Contract Wafers shall be maintained throughout the entire process of from fabrication through verification testing, packing and shipment. Traceability and full history for Contract Wafers shall include applicable wafer fabrication process recipes, substrate vendor identification and lot number, quality control data, process deviation notes and probe data as well as assembly records and deviations, verification test results, visual inspection results, burn-in conditions, final test data, and finished goods top side date codes. Company shall have the right to limit and approve substrate and material suppliers.

5.5 Process Control Information, On-Line Information Access. Upon Company’s written request, Foundry may provide Company with process control information as and to the same extent as Foundry does with other customers similarly situated. Such information may include: Process and electrical test yield results, calibration schedules and logs for equipment, environmental monitor information for air, gases and DI water, documentation of operator qualification and training, documentation of traceability, process verification information, and trouble report currently available from Foundry’s document control center in a format pursuant to Foundry’s standard document retention policy. Company may have on-line web access to the foregoing information and reports, and other Foundry information, to the extent that such access is customarily provided by Foundry to other customers.

5.6 Scrap Disposal. Foundry shall return Scrap which cannot be reclaimed to Company at Company’s request, or otherwise destroy and properly dispose of all Scrap in order prevent any unauthorized sale of any Contract Wafers. Foundry will maintain Scrap procedures and will record all products scrapped including Lot history, reason for scrap and Company’s approval for scrap. Company shall have the rights to audit the scrap procedures and to witness scrap of Company’s material with reasonable notice.

5.7 Manufacturing Metrics. TSMC agrees to provide pertinent manufacturing metrics to Company, including but not limit to data such as regarding Company Process Yield, Cycle Time and Company Process development. It is Company’s desire to receive raw data for these metrics such that the data could be calculated using Company standard formulas, and to be able to access this data from the Foundry in real time, using the most effective method. Foundry agrees to set up communication system in this section at the shortest time possible.

6. PARTIES’ ACTIVITIES

6.1 Site Visits, Employee Assignees. Company may, with TSMC’s prior consent, which shall not be unreasonably withheld, send its employees to visit TSMC’s production facilities to inspect fabrication of products and conduct other activities contemplated by this Agreement. Such visits shall be conducted during TSMC’s normal working hours. While visiting in TSMC’s facility, Company shall at all times fully comply with TSMC’s plant rules and regulations as well as all reasonable instructions that may be issued by TSMC’s employees or personnel accompanying such employees or customers. Each party shall, at its own expense, indemnify and hold harmless the other party and its employees from and against any and all direct losses or damages without limitation to any of the other party’s property or loss of personal health or life, caused by the indemnifying party’s representatives during any such visit. Company may assign Company employees to work at each Facility manufacturing Contract Wafers on an as needed or other mutually agreed basis. Foundry will grant these employees full access to employee parking facilities and appropriate sections of the factory and support facilities including clean room where Contract Wafers are manufactured or placed. Foundry will provide such Company employees with secured office space and full access to conference room, food and break facilities. Foundry will allow employees to be full and active participants on problem solving teams with respect to the manufacturing of Contract Wafers. Such Company employees shall abide by the policies and regulations of Foundry, and Company shall, at Foundry’s reasonable request, replace any employee who fails to do so.

6.2 System Reviews. Foundry agrees to participate in regular quality system reviews for all Contract Wafers. Company shall provide the details of such reviews to the Foundry in writing at least one month in advance.

6.3 Business Review Meetings. The Parties will plan and schedule business reviews at least quarterly. The review will focus on current and forecast business activities, feedback on performance and factory metrics, key improvement programs and activities focused on enabling the relationship between the Parties and will review the status of open issues and action items. Such reviews are considered to be a key activity for the Parties.

7. PRICING, COSTS AND PAYMENTS

7.1 Pre-Production Cost Allocation. Unless otherwise specified in a Process Supplement, Company and Foundry agree to **** costs associated with establishing Foundry capability to produce fully qualified Contract Wafers. In that regard, the Parties anticipate that: (a) Foundry costs will include all costs to receive the technology and ramp to full production including labor, materials including mask production and optimization (when manufactured by Foundry), Foundry travel and associated expenses, and Wafer processing expenses prior to running the first Wafers; and (b) Company’s costs will include all costs associated with the transfer of technology, including the labor of Company’s engineers, including mask production and optimization (when manufactured by Company), travel and associated expenses and costs associated with running process implementation materials in Company’s manufacturing facilities. The Parties shall mutually agree and acknowledge in writing when the pre-production phase has been completed.

7.2 Production Wafer Pricing. For each Contract Wafer ordered and accepted by Company and delivered by Foundry in accordance with this Agreement, Company shall pay Foundry:

(a) Wafer Sort Cost: An amount attributable to Foundry wafer sorting costs, which amount shall be mutually agreed upon by the Parties and included in the Product Supplement. Foundry will use commercially reasonable efforts to reduce the Wafer Sort Cost based on increased efficiencies and potentially the use of a third party contractor approved by Company.

(b) Base Wafer Price: Company shall pay the applicable price for Contract Wafers as specified in the applicable Product Supplement.

(c) Operating Profit: If Company orders and Foundry provides volume greater than 120% of the forecasted amount of Contract Wafers for a particular quarter then, with respect to the volume of qualified Contract Wafers exceeding 120% of the forecasted amount for such quarter, Foundry shall be entitled to fifty percent (50%) of the Operating Profit for such Wafers.

7.3 Special Pricing Arrangements. Notwithstanding the foregoing, to maximize specific mutually beneficial strategic opportunities, the Parties will work together to structure special capacity and price arrangements for such opportunities, and share the resulting benefits in an equitable fashion.

7.4 Audit Rights. Company will have the right to have a mutually agreed upon independent certified public accounting firm, whose selection Foundry shall have the right to approve but which approval shall not be unreasonably withheld, audit Foundry’s compliance

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

with Section 7 (entitled — Pricing, Costs and Payment). The auditor shall only have access to information that is reasonably necessary to verify Foundry’s compliance with such Section, and the audit must maintain the confidentiality of Foundry’s customer and sales information. In the event the audit determines that Foundry did not comply with Section 7 (entitled — Pricing, Costs and Payment), Foundry will adjust Company’s price as appropriate and issue a credit against future purchases. Company shall pay the costs of such audit unless Foundry owes a credit, in which case the Foundry will pay the costs of such audit.

7.5 Invoicing and Payment Terms. Foundry shall invoice Company upon shipment of Contract Wafers. Foundry’s invoices shall set forth the amounts due from Company to Foundry for such shipment, and shall contain sufficient detail to allow Company to determine the accuracy of the amount(s) billed. Company’s payment for all undisputed amounts set forth in a proper invoice from Foundry and shall be due **** days after the date of receipt of Contract Wafers by Company. The invoice shall be dated and delivered as of the date of shipment. All payments will be in United States of America dollars.

8. CAPACITY PLANNING AND FORECASTING

8.1 Four Quarter Forecasts. In the sixth week of each quarter during the Term, Company shall provide a rolling four quarter forecast, broken down by technology node and specific Company Product, with each quarterly forecast covering the four quarter period commencing at the beginning of the immediately subsequent quarter. The Parties anticipate that the first Four Quarter Forecast shall be made by October or November 2005 and shall be generally based on the forecast volumes set forth on the pricing schedule set forth in Product Supplement #1. The Contract Wafers orders forecast for the first quarter of each Four Quarter Forecast is 100% fixed (the “Firmly Forecast Orders”); orders specified for subsequent quarters of such Four Quarter Forecast shall be non-binding.

8.2 Capacity Commitment.

(a) Within ten (10) days after receipt of Company’s Four Quarter Forecast, Foundry shall provide Company with a written plan detailing Foundry’s manufacturing capacity commitments for the forecast period (the “Company Support Plan”). In any calendar quarter, Foundry will provide up to one-hundred-twenty percent (120%) of the Firmly Forecast Orders for such quarter and shall use commercially reasonable efforts to provide additional capacity as requested and as available. If Company believes that it requires more capacity than provided in the Company Support Plan, Company may address its concerns through the Dispute Resolution process of Section 17 (entitled — Dispute Resolution).

(b) Foundry shall provide current-quarter weekly wafer/die output updates to the Four Quarter Forecast. This weekly update would comprehend anticipated changes to forecast related to deviations from planned cycle-time, Yield and fabrication processing excursions. Company’s production control staff will use the weekly updates to direct Foundry activities, including the disposition of Contract Wafers for shipping or of material into Buffer Inventory.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

(c) Foundry shall provide Company prompt written notice if Foundry becomes aware of any circumstance which may constrain its capacity to manufacture Contract Wafers in accordance with the then current Four Quarter Forecast. If Foundry’s manufacturing capacity to manufacture products for Company is constrained for any reason, Foundry will treat Company as it does other sole sourced customers and with the same priority as such customers (to the extent that Foundry is the sole foundry source for the products affected by production constraints), without regard to wafer pricing.

8.3 Capacity and Forecast Shortfall. It is the intention of the Parties for Company to meet Minimum Quantities and Foundry to supply Maximum Quantities in the pricing schedules set out in the Product Supplements. However, if Company falls short of the Minimum Quantities, or if Foundry falls short of the Maximum Quantities, there is no legal liability, with respect to such failures; provided, however, that any such shortfall can be addressed through the Dispute Resolution process of Section 17 (entitled — Dispute Resolution). Notwithstanding the foregoing, in the event that Foundry is unable to provide (or does not provide a Company Support Plan that accommodates) up to either such Maximum Quantities or one-hundred-twenty percent (120%) of the Firmly Forecast Orders, then Company shall have the right to utilize any third Party foundry for the supply of any or all of the Contract Wafers comprising such Maximum Quantities or Firmly Forecast Order, regardless of whether Foundry has been designated a sole source Foundry.

8.4 Buffer Inventory. Foundry shall maintain a buffer inventory of at least **** of Contract Wafers for each Company Product based on the then current **** (“Buffer Inventory”). Foundry may ship any Buffer Inventory that has been held by Foundry for more than **** days and invoice Company for the current price for the product so shipped. Foundry shall ship Contract Wafers from Buffer Inventory on an FIFO basis, and shall only invoice Company for such Contract Wafers when shipped to Company.

9. ORDER, SHIPMENT AND ACCEPTANCE

9.1 Order Placement. Company shall place written orders for Contract Wafers and Company Product to be provided under this Agreement (each, a “Purchase Order”) each calendar quarter in conjunction with the Four Quarter Forecast. Such Purchase Orders shall include shipment instructions included thereon or issued in connection with the written order that reference the applicable written order and provide detail regarding the mix, quantities and requested shipment date for the Contract Wafers or Company Product.

9.2 Order Acceptance.

(a) TSMC NA shall acknowledge all Purchase Orders, and either confirm all shipment schedules and instructions therein, or provide alternative quantities and schedules within five (5) business days following its receipt of Purchase Order. Company shall respond in writing within five (5) business days following receipt of TSMC NA’s acknowledgement to TSMC NA by either accepting TSMC NA’s proposed alternatives, or suggesting different quantities and delivery dates. This procedure will be repeated as necessary until agreement has been reached and documented. Notwithstanding anything herein to the contrary, TSMC NA may not reject Purchase Orders based on ordering instructions that conform to the terms of this

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

Agreement, e.g., if Company orders Wafers in a month in quantities greater than the Minimum Quantities but less than the Maximum Quantities indicated in a Product Supplement, TSMC may not reject the Purchase Order based on the quantity of Wafers ordered. Unless a response is received within such five (5) business day period, the terms contained in a received Purchase Order or an acknowledgement or proposed change thereto shall be deemed accepted by the receiving party. No additional or inconsistent terms set forth on any order acknowledgement or similar document shall be binding on any Party unless specifically and expressly agreed upon by duly authorized representatives of all Parties.

(b) Foundry shall deliver the exact quantity of Contract Wafers stipulated in the relevant Purchase Order. However, subject to other applicable terms and conditions of this Agreement, if for each Purchase Order the aggregate quantity of Contract Wafers delivered by Foundry is either within plus or minus five percent (5%) of the quantity ordered, or within plus or minus one (1) wafer, whichever is greater, such quantity shall constitute compliance with Company’s Purchase Order.

(c) On-time delivery will be delivered five (5) days before, but zero (0) days after, Foundry’s originally scheduled delivery date. It is the mutual goal of the Parties to achieve ninety-eight per cent (98%) On-Time Delivery by Foundry to Company.

9.3 Cancellations and Schedule Changes.

(a) Company may not cancel any accepted Purchase Order to the extent such Purchase order is for Firmly Forecast Orders, if TSMC has begun manufacture of the Wafers so ordered within TSMC’s stated lead time. The Parties will cooperate in good faith to modify deliver schedules and other terms of previously accepted Purchase Orders to reflect changing business requirements of Company. Company may, in its discretion, cancel, suspend or modify any other Purchase Orders. Foundry may not terminate any accepted Purchase Order, even if Foundry terminates this Agreement for default by Company, unless the termination is a result of uncured payment default by Company.

(b) Delivery schedule and Company Product mix changes may be made by written agreement of the Parties. Foundry will make commercially reasonable efforts to accommodate Company requested changes. Foundry will notify Company at the earliest indication of any interruption in supply of the Contract Wafers or other Facility difficulty that may affect the availability of Contract Wafers under this Agreement. Company may request Foundry to hold and delay shipment of any Contract Wafers from Buffer Inventory for up to ninety (90) days.

9.4 Wafer Shipment. TSMC NA will ship Contract Wafers to the destination set out in the relevant Purchase Order. Company will acknowledge to Foundry the receipt of each shipment of Contract Wafers stating quantity, type and damages existing at delivery, within seven (7) days of receipt at Company’s ultimate destination. Title and risk of loss or damage to shipments of all Contract Wafers will pass to Company ****. **** terms will apply only to deliveries to ****; deliveries to all other locations will be **** unless otherwise agreed to by the Parties. Further, Company will compensate TSMC NA for all ****.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

9.5 Wafer Acceptance Testing. Acceptance testing of the Contract Wafers delivered to Company will be performed within forty-five (45) days of receipt. Foundry will certify to Company with each shipment that the Contract Wafers contained in the shipment have successfully passed the applicable Probe Program and the Quality and Reliability Standards. If Company rejects any Contract Wafer, and Foundry verifies that a Wafer has a different NDW than certified by Foundry, then Company and Foundry will confer and determine the reason for the rejection or the inaccurate count of NDW. Foundry will immediately exercise its commercially reasonable efforts to develop and implement a corrective action plan for any errors, including manufacturing errors or defects identified in its systems. All Wafers that are properly rejected due to failure to meet Wafer Standards and that are confirmed by Foundry to be nonconforming may be returned to Foundry for a refund of the purchase price stated in the applicable Supplement, plus Company’s shipping cost, or may be retained by Company subject to an agreed upon credit being issued by Foundry. For such properly rejected Wafers that Company returns to Foundry for a refund of the purchase price, Foundry will be responsible for Company’s shipping cost, customs and export costs and insurance. Title and risk of loss or damage to RMA material will pass to Foundry at Company’s docks.

10. PRODUCT WARRANTIES AND FAILURES

10.1 Product Warranty. Foundry warrants that, at the time of delivery to Company, all Contract Wafers will: (a) be clear of any liens, restrictions, encumbrances, and other claims; (b) be free from any defects in material and workmanship (and shall remain free of such defects for a period of one (1) year from the date of Company’s receipt of Contract Wafers from Foundry) (“Warranty Period”); (c) conform to all written specifications relating to such Contract Wafers and (d) conform to the agreed Quality and Reliability Standards (collectively, “Wafer Standards”). All other warranties, including the implied warranties of merchantability and fitness for a particular purpose, are specifically disclaimed. Company shall advise Foundry in writing of any claims involving failure to meet Wafer Standards within the Warranty Period.

10.2 Persistent Failure. In the event repeated field failures occur with respect to a Contract Wafers, or a significant field failure occurs which requires immediate attention, Foundry and Company will discuss a solution in good faith.

10.3 Product Failure. In the event that any the Contract Wafer fails to pass Company’s inspection, or Company otherwise determines that any the Contract Wafer or any Die thereon fails to meet any of the Wafer Standards, Company will give TSMC NA notice of the defective the product. The Parties shall then follow TSMC’s then standard RMA procedure to determine the failure mechanism, proposed corrective action, and any product returns.

11. INTELLECTUAL PROPERTY OWNERSHIP

11.1 Technology Owned by Company. Company shall own all rights, title and interest (including all Intellectual Property Rights) in and to any and all:

(a) Pre-Existing Technology — Technology developed or acquired by Company or any of its Affiliates prior to or independently of this Agreement, including but not limited to Technology expressly described on a Product Supplement or Process Supplement as “Company Technology” or otherwise embodied in or used to practice the Company Process and/or Company Product as of the Effective Date;

(b) New Technology — Technology developed during the Term solely by or for Company (e.g., a commissioned work) that does not constitute an Improvement to any of the Technology in (a) above or in Section 11.2 below;

(c) Improvements — Improvements to any of Technology in (a) or (b) above during the Term if such Improvements (i) are developed solely by or for Company (e.g., a commissioned work), (ii) constitute Jointly Developed Technology; or (iii) are developed solely by or for Foundry where such Improvement is based upon or derived in whole or in part from Company Confidential Information or from Technology in (a) or (b) above.

(All of (a), (b) and (c) above, collectively, “Company Technology”.)

11.2 Technology Owned by TSMC. TSMC shall own all rights, title and interest (including all Intellectual Property Rights) in and to any and all:

(a) Pre-Existing Technology — Technology developed or acquired by TSMC or any of its Affiliates prior to or independently of this Agreement, including but not limited to Technology expressly described on a Product Supplement or Process Supplement as “TSMC Technology”;

(b) New Technology — Technology developed during the Term solely by or for TSMC (e.g., a commissioned work) that does not constitute an Improvement to any of the Technology in (a) above or in Section 11.1 above;

(c) Improvements — Improvements to any of Technology in (a) or (b) above during the Term if such Improvements (i) are developed solely by or for TSMC (e.g., a commissioned work); (ii) constitute Jointly Developed Technology; or (iii) are developed solely by or for Company where such Improvement is based upon or derived in whole or in part from TSMC Confidential Information or from Technology in (a) or (b) above.

(All of (a), (b) and (c) above, collectively, “TSMC Technology”.)

11.3 Assignment of Rights. To the extent that the allocation of rights, title and interests in and to any Intellectual Property specified in this Section 11 (entitled — Intellectual Property Ownership) do not automatically vest in the applicable Party, the other Party (the “Assignor”) hereby assigns, transfers and conveys (and agrees to assign, transfer and convey) to the other Party (the “Assignee”) such of the Assignor’s right, title and interest in and to all such Intellectual Property as is necessary to achieve such allocation. The Assignor will provide, at the Assignee’s expense, all assistance reasonably required by the Assignee to consummate, record and perfect the foregoing assignment, including, but not limited to, signing all papers and documents necessary to register and/or record such assignment with the United States Patent & Trademark Office, United States Copyright Office, other state and federal agencies and all corresponding government agencies and departments in all other countries, where applicable. Assignor hereby appoints Assignee as its attorney-in-fact to act as Assignor to execute and file the papers and documents specified in this Section 11 (entitled — Intellectual Property Ownership) if Assignor is unwilling or unable to comply with the foregoing sentence of this Section 11.4 (entitled — Assignment of Rights). Each Party shall have the right, in its sole discretion, to apply for and maintain Intellectual Property Rights (including registrations therefore) with respect to the Technology owned by such Party (as described above).

11.4 Overlapping Technology. If and to the extent that TSMC Technology and Company Technology are substantially the same, each Party shall retain their innate or pre-existing ownership therein. For example, Company will transfer process information to TSMC, all of which will constitute Company Technology, but some of which will already be in TSMC’s possession as existing semiconductor manufacturing technology. The Parties do not intend this article 11 to alter their respective ownership interests in such substantially similar technology.

12. INTELLECTUAL PROPERTY LICENSES

12.1 Foundry Technology License. Subject to the terms and conditions of this Agreement, Foundry hereby grants to Company a worldwide, non-transferable, perpetual, royalty-free, license under all Intellectual Property Rights in the Foundry Technology to make, use, sell, offer for sale, import, export, reproduce, prepare derivative works of, distribute or otherwise exploit the Contract Wafers. If Company wishes **** with respect to the foregoing license, Company shall seek authorization from Foundry, which authorization shall not be unreasonably withheld or delayed.

12.2 Company Interface License. With respect to any and all software and hardware interfaces or other adaptations developed or acquired by or for Foundry, that are specific to the Company Technology, and which Foundry has the right to license to Company without payment of royalties to any third party (each a “Company Interface”), Foundry hereby grants to Company a worldwide, non-exclusive, perpetual, royalty-free, paid-up and sublicensable license to: (a) use, reproduce, perform, display and create derivative works of such Company Interface; and (b) make, have made, import and otherwise use such Company Interface.

12.3 Company Technology License. Subject to the terms and conditions of this Agreement, Company hereby grants to Foundry a non-transferable, non-exclusive, non-sublicensable, royalty-free license during the Term solely to use the Company Technology to make (but not have made) products for Company at the Facilities. Foundry shall not (and shall not permit any third party to): (a) modify, reverse-engineer or create derivative works of the Company Technology or any components thereof except as specifically permitted hereunder; (b) remove or alter any patent, trademark, copyright or other proprietary legend in Company Technology; or (c) sell, loan, lease, assign or otherwise transfer any rights to Company Technology.

12.4 Embedded Third Party Technology. Foundry acknowledges and agrees that Company may incorporate or otherwise include third Party software or hardware as part of the Company Technology and/or in Improvements thereto (“Embedded Third Party Technology”). Such Embedded Third Party Technology may only be used as part of the Company Technology, and subject to any terms applicable thereto.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

12.5 Retained Rights. Company reserves all rights in Company Technology, and related Intellectual Property Rights not expressly granted to Foundry. Company grants no rights to Company Technology for uses beyond the scope of rights set forth in this Section 12 (entitled — Intellectual Property Licenses). Foundry reserves all rights to Foundry Technology and related Intellectual Property Rights not expressly granted to Company. Foundry grants no rights to Foundry Technology for uses beyond the scope of rights set forth in this Section 12 (entitled — Intellectual Property Licenses).

13. PROTECTION OF TECHNOLOGY AND INTELLECTUAL PROPERTY

13.1 Protection Cooperation Between Parties. The Parties will cooperate to avoid benefit to Company’s competitors from Company’s memory specific Technology, as follows:

(a) No Competitive Memory Products (as defined in Product Supplement No. 1) of third Parties will be run in the same facility as products that are manufactured by Foundry for Company.

(b) Foundry will create a firewall between (i) products, process and other activities on behalf of Company, and (ii) all personnel, products and processes of (1) competitors of Company and (2) other standalone memory product customers of Foundry.

(c) The Parties will cooperate to prevent the unauthorized distribution, use or access, or the unauthorized disclosure of Company’s Intellectual Property by Foundry.

(d) If a security compromise related to the Company Technology is caused by or results primarily from the acts or omissions of Foundry or any of its subsidiaries, vendors, employees or sublicensees or their failure to comply with the agreed security procedures, Foundry will be responsible for responding to and containing such security compromise and shall reimburse Company for any and all damages and expenses reasonably incurred in connection with investigating, mitigating or defending any such security breaches.

13.2 Residuals. Each Party will be free to use for any purpose Residuals resulting from access to or work with Confidential Information; provided that such Party retains the confidentiality of such information as provided in this Agreement. The term “Residuals” means information in an intangible form, such as general knowledge, ideas, concepts, know-how, professional skills, work experience or techniques (but not specific implementations) that is retained in the unaided memories of persons who have had access to the Confidential Information pursuant to the terms of this Agreement. A person’s memory is unaided if the person has not intentionally memorized the information or reduced it to a tangible form for the purpose of retaining and subsequently using or disclosing the information. The right to use Residuals as set forth above does not represent a license under any Patents or Copyrights of the disclosing Party.

13.3 Engineer Know-How Preservation. Without limiting anything in Section 11 (entitled — Intellectual Property Ownership) or Section 12 (entitled — Intellectual Property Licenses), To ensure that Foundry’s engineers remain free to use in their jobs at Foundry the ability and the know-how they learn from this relationship, subject to the terms of this Agreement and Company’s Intellectual Property Rights, the Parties agree as follows:

(a) Except as expressly set forth in Section 13.2 (entitled — Residuals) and Section 12 (entitled — Intellectual Property Licenses), Company does not grant Foundry a license under Company’s Intellectual Property or Confidential Information, including any confidential information for any purpose whatsoever.

(b) Except as expressly set forth in Section 12 (entitled — Intellectual Property Licenses), Foundry does not grant Company a license under Foundry’s Intellectual Property Rights.

(c) Subject to Section 13.2 (entitled — Residuals), Foundry will not use any Intellectual Property of Company (including without limitation Confidential Information), for any purpose inside or outside Foundry, except for the direct and sole benefit of Company.

(d) The Parties will not license, disseminate, transfer or disclose any Confidential Information of the other Party, including any Residuals.

14. INDEMNIFICATION

14.1 Indemnification by Foundry.

(a) Subject to Section 14.2 (entitled — Indemnification by Company), Foundry agrees to defend at its expense any suits brought by a third party against Company based upon a claim that the process used by TSMC to manufacture Contract Wafers or Company Products and the TSMC Technology used in such process infringes any Intellectual Property Rights, and to pay costs and damages finally awarded in any such suit against Company. Company will promptly notify Foundry in writing of any claim or suit. Foundry will have control of such claim or suit to defend or settle at its expense. Company will provide reasonable assistance for Foundry’s defense of such claim or suit.

(b) If the use and sale of any of the Contract Wafers or Company Products is prohibited by court order as a result of a suit within the scope of Section 14.1(a), Foundry, at its option and at no expense to Company, will obtain for Company the right to use and sell the Contract Wafers or will substitute an equivalent method for performing the Foundry Services which are acceptable to and qualified by Company. The parties agree that they will seek an equitable solution in the event that Company has purchased Contract Wafers which cannot be used or sold due to any such court order.

(c) This indemnity does not extend to any suit based upon any infringement or alleged infringement of any patent, copyright, mask work, trade secret, or any other intellectual property right to the extent such infringement would have been avoided but for by any article of Company’s design or formula or the use of any manufacturing process licensed to Foundry by Company. This indemnity does not extend to any suit to the extent based upon any infringement or alleged infringement of any Intellectual Property Rights when such infringement arises solely from the use by Foundry of any manufacturing process licensed to Foundry by Company in combination with any steps or processes not provided by Company.

14.2 Indemnification by Company. Company agrees to defend at its expense any suit brought against Foundry by a third party based upon a claim that any Contract Wafers or

Company Products produced by Foundry for Company infringes any Intellectual Property Rights, if such infringement arises from (i) the functionality or design (e.g., copyright infringement) of any Company Product, or (ii) Foundry’s use of Company Technology at Company’s instruction in connection with the manufacture of Contract Wafers or Company Products (except to the extent such suit is based on the combination of Company Technology with Foundry Technology and the claim would have been avoided in the absence of such combination) or (iii) compliance with Company’s specifications and to pay costs and damages finally awarded in such suit against Foundry, provided that Company is notified promptly in writing of the suit and at Company’s request and at its expense is given control of said suit and all requested reasonable assistance for defense of such claim.

14.3 If a third party notifies either party that the Technology, processes, specifications or formula of the other party infringes or violates the rights of such third party, then the parties will cooperate to assure that their actions will respect properly asserted third party intellectual property rights and address such allegations of infringement or other claims in a reasonable manner.

14.4 SOLE INFRINGEMENT LIABILITY. THE FOREGOING PROVISIONS STATE THE ENTIRE LIABILITY OF EITHER PARTY WITH RESPECT TO THIRD PARTY INFRINGEMENT CLAIMS OF ANY TYPE. WITHOUT LIMITING THE OBLIGATIONS OF EITHER PARTY UNDER SUCH FOREGOING PROVISIONS, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, LOST PROFITS) ARISING FROM INFRINGEMENT OR ALLEGED INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

15. CONFIDENTIALITY

15.1 Confidentiality Obligations. Each Party will, for a period of five (5) years after receipt of the other Party’s Confidential Information, treat as confidential all Confidential Information of the other Party, will not use the Confidential Information except as expressly set forth herein or otherwise authorized in writing, will implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse, or removal of the other Party’s Confidential Information and will not disclose the Confidential Information to any third Party except as may be necessary and required in connection with the rights and obligations of such Party under this Agreement, and subject to confidentiality obligations at least as protective as those set forth herein. Without limiting the foregoing, each Party will use at least the same procedures and degree of care which it uses to prevent the disclosure of its own Confidential Information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other Party under this Agreement, but in no event less than reasonable care.

15.2 Excluded Information. Notwithstanding the above, neither Party will have liability to the other with regard to any Confidential Information of the other which:

(a) is generally known or available by publication, commercial use, or otherwise through no fault of the receiving Party;

(b) is known by the receiving Party at the time of disclosure and is not subject to restriction;

(c) is independently developed or learned by the receiving Party;

(d) is lawfully obtained from a third Party which has the right to make such disclosure; or

(e) is released for publication or public use by the disclosing Party in writing.

15.3 Certain Confidential Material. It is expressly understood that any drawings, blueprints, descriptions, or other papers, resumes, documents, tapes, or any other media transferred by the disclosing Party hereunder, and all copies, modifications, and derivatives thereof, will remain the property of the disclosing Party, and the receiving Party is authorized to use those materials only in accordance with the terms and conditions of this Agreement. Notwithstanding the period of confidentiality set forth in Section 15.1 (entitled — Confidentiality Obligations), the receiving Party may not knowingly transfer such material or part of it to a third party. In addition, upon termination of this Agreement, upon Foundry’s ceasing to use any masks for the Contract Wafers (whether manufactured by or for Foundry or provided by Company), or otherwise at Company’s request, Foundry shall promptly deliver such masks and related material to facilities designated by Company. If such masks were manufactured by Foundry at Foundry’s expense, then Company shall reimburse Foundry for the unamortized portion of Foundry’s direct manufacturing cost for such masks depreciated on a straight-line basis over two (2) years.

16. TERM AND TERMINATION

16.1 Term of Agreement. Unless it is earlier terminated in accordance with Section 16.2 (entitled — Termination), this Agreement will become effective as of the Effective Date when signed by the Parties and will continue for a term of five (5) years (the “Term”). The Term is renewable for additional terms of one year each by mutual agreement.

16.2 Termination. Any Party may terminate this Agreement as follows:

(a) If any Party defaults on any of its material obligations or conditions of this Agreement which remain uncured for forty-five (45) calendar days after written notice to the defaulting Party specifying the nature of the default, the non-defaulting Party will have the right to terminate this Agreement by giving written notice of termination to the defaulting Party. Upon giving of such notice of termination, this Agreement will terminate on the thirtieth (30th) calendar day after such notice is given. The defaulting Party will have the right to cure any such default up through but not after the day of termination. In the event of a cure of the default, the cure will be effective retroactively to the date of notice of default.

(b) Any Party will have the right to terminate this Agreement by giving written notice of termination to the other Parties at any time upon or after: (i) the filing by the other Party of a petition in bankruptcy or insolvency; (ii) any adjudication that the other Party is bankrupt or insolvent; (iii) the filing by the other Party under any law relating to bankruptcy or insolvency; (iv) the appointment of a receiver for all or substantially all of the property of the other Party;

(v) the making by the other Party of any assignment or attempted assignment for the benefit of creditors; or (vi) the institution of any proceedings for the liquidation or winding up of the other Party’s business or for the termination of its corporate charter. This Agreement will terminate on the tenth (10th) calendar day after notice of termination is given.

(c) Either Party will have the right to terminate this Agreement if, in its sole judgment, official government policy, directives, or rulings are put into effect that substantially affect or change the economic viability of this Agreement and the Parties have not been able to renegotiate this Agreement in a mutually satisfactory manner within a reasonable period of time following such official action(s). No Party will make any claims or demands against any other Party for any damages, losses, expenses, or costs, if any, incurred as a result of termination of this Agreement pursuant to this Section 16.2 (entitled — Termination).

16.3 Effect of Termination.

(a) If Company terminates this Agreement because of Foundry’s default, Company may, at Company’s sole discretion, terminate delivery of all unshipped, and shipped but unaccepted, Contract Wafers and Company Product.

(b) Within one (1) month after written request following termination or termination of this Agreement, the noticed Party will furnish to the other Party a certificate certifying with respect to each item of Technical Information and Confidential Information delivered to it hereunder that, through its best efforts, and to the best of its knowledge, the original and all copies, in whole or in part, in any form, of such Technical Information and Confidential Information have been destroyed or returned to its originator.

(c) In the event this Agreement is terminated for any reason, Company may, in its discretion, require delivery to Company or its designee(s) of all or any portion of the works in progress for the Contract Wafers. Foundry shall provide such works in progress as requested by Company, within fourteen (14) days of such request. Company will pay for any finished goods or work in process so provided that meet the Wafer Standards.

16.4 Survival. The provisions of this Section and Sections 7.4, 11, 12, 13.2, 13.3, 14, 15, 16.3, 17, 18 and 19 will survive any expiration, termination, or termination of this Agreement.

17. DISPUTE RESOLUTION

17.1 Informal Resolution Principals. The Parties will attempt to settle any claim, controversy or disagreement arising out of or in connection with this Agreement (any “Dispute”) through consultation and negotiation in good faith and a spirit of mutual cooperation. Except as set forth in Section 17.3 (entitled — Escalation Exceptions), Parties shall attempt to resolve all Disputes in accordance the escalation procedure set forth in Section 17.2 (entitled — Escalation Procedure). The persons taking part in the dispute resolution process for a Party shall endeavor negotiate a solution pursuant to such provisions taking into account the needs of the Parties, and the risks taken and sacrifices made by each.

17.2 Escalation Procedure. Except as set forth in Section 17.3 (entitled — Escalation Exceptions), the Parties shall follow the escalation path below with respect to any Dispute.

(a) In the first instance, the Parties will attempt to informally resolve to resolve any Dispute.

(b) If the Parties are unable to come to agreement, they will refer resolution of the Dispute to appointed Senior Management Representatives.

(c) If the Senior Management Representatives are unable to come to agreement, they will refer resolution of the issue to the CEOs of Foundry and Company.

(d) If the CEOs are unable to resolve the matter in one hundred and eighty (180) days after a Party has first submitted the matter for resolution in accordance with this Section 17.2 (entitled — Escalation Procedure), then, either Party may initiate legal proceedings.

17.3 Escalation Exceptions. Notwithstanding the foregoing, either Party may initiate a judicial or administrative action without first engaging in the escalation procedures described above with respect to: (a) any interim or injunctive relief with respect to a Dispute; or (b) any Dispute with respect to the Parties’ respective rights in any Technology, Intellectual Property Rights or Confidential Information.

18. LIMITATION OF LIABILITY

18.1 DISCLAIMER. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL COMPANY TECHNOLOGY AND FOUNDRY TECHNOLOGY (AND ALL INTELLECTUAL PROPERTY THEREIN) IS PROVIDED TO THE OTHER PARTY “AS IS.” NEITHER PARTY MAKES ANY ADDITIONAL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, ARISING FROM COURSE OF DEALING OR USAGE OF TRADE. IN PARTICULAR, ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT ARE HEREBY EXPRESSLY DISCLAIMED. ALSO, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE IS NO WARRANTY OR CONDITION OF TITLE, QUIET ENJOYMENT, QUIET POSSESSION, OR CORRESPONDENCE TO DESCRIPTION WITH REGARD TO COMPANY TECHNOLOGY OR FOUNDRY TECHNOLOGY.

18.2 LIMITATION OF LIABILITY. EXCEPT FOR INFRINGEMENT OR VIOLATION OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS ON A BREACH OF OBLIGATIONS RELATING TO CONFIDENTIAL INFORMATION, (1) IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY, CUSTOMERS OR ANY THIRD PARTIES FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR SIMILAR DAMAGE OF ANY KIND OR CHARACTER, INCLUDING WITHOUT LIMITATION, LOST REVENUE OR PROFITS, FAILURE TO REALIZE SAVINGS, BUSINESS OPPORTUNITIES OR OTHER BENEFITS, LOST DATA OR USE, DAMAGE TO EQUIPMENT, DOWNTIME COSTS AND CLAIMS BY ANY THIRD PARTY, REGARDLESS OF WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ANY REMEDY OF ITS ESSENTIAL PURPOSE, AND (2) THE AGGREGATE LIABILITY OF A PARTY FOR ALL CLAIMS HEREUNDER SHALL NOT EXCEED TEN MILLION DOLLARS ($10,000,00.00).

19. MISCELLANEOUS

19.1 Applicable Law. The law of the state of California, U.S.A. governs this Agreement without regard to choice of law provisions. The Parties agree that the UN Convention for the International Sale of Goods shall not apply. Jurisdiction and venue for litigation of any dispute, controversy or claim arising out of or in connection with this Agreement will be only in a United States federal court for the Northern District of California or a California state court having subject matter jurisdiction located in San Jose, California or San Francisco, California. Each of the Parties hereby expressly submits to the personal jurisdiction of the foregoing courts located in California, and waives any objection or defense based on personal jurisdiction or venue that might otherwise be asserted to proceedings in such courts.

19.2 Assignment, Transfer or Sale of Facility. No Party will assign, sublicense or otherwise transfer this Agreement or any rights or obligations arising under this Agreement without the prior written approval of the other Party. Foundry will not delegate or subcontract its performance of this Agreement to any third Party without the express prior written approval of Company. In addition, Foundry may not transfer the fabrication of Contract Wafers to any physical location other than the Facility at which the fabrication of qualification Lots occurred without the express prior written approval of Company.

19.3 Notification. All notices specifically required to be given under the terms of this Agreement will be in writing and sent to the addresses stated below or to such other address, which is designated in writing by the Party to receive notice. All notices will be deemed to have been given when received by the addressee.

To Foundry:

For Technical Matters:

Richard Lu

Taiwan Semiconductor Manufacturing Company North America

2585 Junction Avenue

San Jose, CA 95134 USA

Tel: (408) 382-7965

Fax: (408) 382-8008

E-mail: rlu@tsmc.com

For Other Matters:

Scott Hover-Smoot

Regional Counsel

Taiwan Semiconductor Manufacturing Company North America

2585 Junction Avenue

San Jose, CA 95134 USA

Tel: (408) 382-7971

Fax: (408) 382-8166

E-mail: shsmoot@tsmc.com

Dr. Richard L. Thurston

Vice President and General Counsel

Taiwan Semiconductor Manufacturing Company, Ltd.

No. 8, Li-Hsin Rd. 6, Hsinchu Science Park, Hsinchu, Taiwan, R.O.C.

Tel: 886-3-568-2002

Ext: 712-2002

Fax: 886-3-5678689

E-mail: dick_thurston@tsmc.com

To Company:

For Technical Matters:

Richard Young

Spansion LLC

915 DeGuigne Drive

Sunnyvale, CA 94088-3453 USA

Tel: (408) 749-5710

Fax: (408) 749-8820

E-mail: Richard.Young@Spansion.com

For Other Matters:

Robert Melendres, Esq.

Corporate Vice President, Corporate

Development, General Counsel & Secretary

Spansion LLC

915 DeGuigne Drive MS 176

Sunnyvale, CA 94085

Tel: (408) 749-5165

Fax: (408) 774-7443

E-mail: robert.melendres@spansion.com

19.4 Translation. If this Agreement is translated into a language other than English, the English language version will be the only version binding upon the Parties.

19.5 Entire Agreement/Superseded Agreements. This Agreement, which includes the all Process Supplements, Product Supplements, Process, Project Schedules and other exhibits and attachments hereto, supersedes all prior discussions and writings and constitutes the entire and only contract between the Parties relating to the activities to be performed hereunder for Contract Wafers. The Parties each acknowledge and agree that this Agreement entirely supersedes and replaces (a) the Foundry Memorandum of Understanding between the Parties dated May 11, 2005; and (b) the Process Phase-In Agreement between the Parties dated June 17, 2005; and that each of the foregoing shall be of no further force or effect.

19.6 No Modification. This Agreement may not be changed, altered or amended except in writing and signed by duly authorized representatives of all of the Parties.

19.7 Order of Precedence. If any inconsistencies arise between the terms of this Agreement, the Process Supplements, Product Supplements, Process, Project Schedules and other exhibits and attachments hereto, and agreements entered into between the Parties, the order of precedence in determining the rights and obligations of the Parties will be: (a) the Process Supplements, Product Supplements (including any Process Project Schedules and other attachments); then (b) this Agreement; then (c) the relevant accepted Purchase Order.

19.8 Environmental Matters.

(a) Foundry will indemnify and hold Company harmless from and against any liability, claim, damage, injury, expense, suit, or cause of action, including, but not limited to, reasonable attorneys fees, arising from or caused by any toxic or hazardous substances or chemicals, as those terms are defined by applicable environmental health or safety laws or regulations, which are used in performance of this Agreement by Foundry, present in Scrap disposed of or destroyed by Foundry, or present on any of the Facilities in or during Foundry’s performance of this Agreement. Foundry will maintain compliance of the Facility with all applicable laws and have all necessary permits, operating licenses or authorizations necessary to operate its Facilities under applicable environmental safety or health laws or regulations.

(b) Foundry hereby represents and warrants that all products manufactured by Foundry and delivered to Company under this Agreement will not constitute products manufactured with, or contain Class 1 ozone depleting substances.

19.9 Waiver. The failure of any Party to enforce, at any time, or for any period of time, any provision of this Agreement, to exercise any election or option provided herein, or to require, at any time, performance of any of the provisions hereof, will not be construed to be a waiver of such provision, or in any way affect the validity of this Agreement, or any part thereof, or the right of any Party thereafter to enforce each and every such provision.

19.10 Compliance with Laws. Both Parties will comply with all applicable national, state, or local laws, regulations, or ordinances in the performance of their respective duties and obligations under this Agreement.

19.11 Independent Contractor. It is agreed that Foundry is an independent contractor for the performance of services under this Agreement, and that for accomplishment of the desired result Company is to have no control over the methods and means of accomplishment thereof, except as specifically set forth in this Agreement. There is no relationship of agency, partnership, joint venture, employment or franchise between the Parties. Foundry is the sole employer and principal of any and all persons providing services under this Agreement, and is obligated to perform all requirements of an employer under applicable law. Foundry’s employees and agents will not be construed to be employees of Company, nor will Foundry’s employees or agents be entitled to participate in the profit sharing, pension, or other plans established for the benefit of Company’s employees.

19.12 Export Control and Governmental Approval.

(a) The Parties acknowledge that each must comply with all applicable rules and laws in the performance of their respective duties and obligations including, but not limited to, those relating to restrictions on export and to approval of agreements. TSMC will be responsible for obtaining and maintaining all approvals and licenses, including export licenses, permits and governmental authorizations from the appropriate governmental authorities as may be required, to enable such Foundry to fulfill its obligations under this Agreement. Foundry agrees to give reasonable assistance to the other in obtaining any such approvals, export licenses, permits, or governmental authorizations.

(b) Each Party agrees that, unless prior written authorization is obtained from the United States Bureau of Export Administration, it will not export, re-export, or transship, directly or indirectly, any products or technical information that would be in contravention of the Export Administration Regulations then in effect as published by the United States Department of Commerce.

(c) To the extent permitted by applicable law, each party will indemnify and hold the other harmless from any claims or damages incurred arising from a breach of this Section by the indemnifying party, and Company will indemnify and hold Foundry harmless from any claims or damages incurred by Foundry resulting from Company’s use of Contract Wafers or Company Products for military applications.

19.13 Non-Solicitation of Employees.

(a) During the term of this Agreement, and for a period of one (1) year following expiration or termination, neither Company nor Foundry shall solicit any employee of the other who is or was employed by any organizational unit of the other Party involved with the performance of this Agreement for employment, either directly through any of its employees, or indirectly through any agent or third party such as an recruiting agency or headhunter; provided, however, that if any such employee first contacts a Party seeking employment, the restrictions of this section 19.13 shall not apply.

(b) Before making an offer of employment to any individual who is or was employed by any organizational unit of the other Party involved with the performance of this Agreement, a Party shall provide notice of its intent to make such an offer to the Coordinator of the other Party, and the Parties shall then discuss the circumstances which led to the Party’s potential employment offer and the impact on their business relationship should any offer be made by the Party and accepted by such individual. Should a Party fail to comply with this obligation, such Party shall pay the other Party for the reasonable costs the other Party incurs in hiring a qualified replacement for such individual.

19.14 Section Titles. Section titles as to the subject matter of particular sections herein are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections to which they refer.

19.15 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by duly authorized representations on the dates specified below.

FOUNDRY		COMPANY

BY:	/s/ Dr. Kenneth Kin	BY:	/s/ James E. Doran
TITLE:	Senior Vice President, Worldwide Sales and Service	TITLE:	Executive Vice President, Worldwide Operations

DATE:	August 11, 2005	DATE:	August 11, 2005